ASSET PURCHASE
                                    AGREEMENT
















                                   AQUAS, INC.

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                            ASSET PURCHASE AGREEMENT


         COME NOW, Wolfe & Associates, Inc., a New Mexico corporation at 5325 Wyoming Boulevard, N.E., Suite 200, Albuquerque, New Mexico, 87109 (hereinafter referred to as "Buyer"); Buyer's parent company, SOS Staffing Services, Inc., a Utah corporation at 1415 South Main Street, Salt Lake City, Utah, 84115 (hereinafter referred to as "SOS"); Aquas, Inc., a California corporation at 599 N Mathilda Avenue, Suite 210 Sunnyvale, California, 94086 (hereinafter referred to as "Seller"); and Sunil Poddar (hereinafter referred to as "Poddar"), Sandip Chintawar (hereinafter referred to as "Chintawar"), Nitin Komawar (hereinafter referred to as "Komawar") and Jitendra Parmar (hereinafter referred to as "Parmar") (Poddar, Chintawar, Komawar, and Parmar may hereinafter be collectively referred to as "Principals") and agree as follows:

                                   WITNESSETH:

         WHEREAS, Seller owns the assets and business set out in Article 1 and Exhibits A and B herein and desires to sell them to Buyer, which assets and business do not include any of the assets or business of the Seller's product division which has been spun-off to a wholly-owned subsidiary.

         WHEREAS,   Principals  are  officers  of  Seller,   are  Seller's  only
shareholders, are authorized to vote all of the outstanding shares of Seller and stand to benefit from Seller transferring said assets to Buyer;

         WHEREAS, Buyer desires to purchase said assets and business from Seller for cash payable to Seller in accordance with this Asset Purchase Agreement;

         WHEREAS,   the  parties  desire  to  enter  into  a  written  Agreement describing and setting forth the terms and conditions under which they will transfer ownership of said assets and business;

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants
and  conditions   hereinafter  set  forth,  and  for  other  good  and  valuable consideration, the parties agree as follows:

1. (a) The "Closing" of the transactions contemplated by this Agreement shall take place at 9:00 a.m. (Mountain Daylight Time) on May 14, 1998 (the "Closing Date") at 1415 South Main Street, Salt Lake City, Utah, 84111, SOS's principal office. Closing may also take place at any other time or place mutually agreed to in writing by the parties. The parties agree that the Closing may take place by exchanging signed documents at the time of Closing via facsimile. The parties agree that a facsimile signature shall have the same force and effect as a signature on an original


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                  document.  For  purposes  of  determining  the  allocation  of certain assets and liabilities between Seller and Buyer, April 1, 1998 shall be deemed the effective date of transfer of the assets and liabilities of Seller hereunder (the "Effective Date").

                  (b) Buyer agrees to purchase and Seller agrees to sell, convey, transfer, and deliver to Buyer the business and assets as set out more specifically in Exhibits A and B which are hereby incorporated by reference as if fully set forth herein (the "Assets"). The "Business" shall mean the business activities conducted by Seller's staffing division of employing software programmers and making those programmers available to Seller's customers on a contract basis as temporary staffing to work on particular customer assignments in the Java, networking and database fields. The Business is currently conducted in the area commonly referred to as the Silicon Valley, located in California. Buyer is only purchasing the assets set forth on Exhibits A and B. Seller is conveying to Buyer only the assets listed on Exhibits A and B. The Assets specifically exclude Seller's cash, cash equivalents, accounts receivable for any services provided prior to the Effective Date, workers' compensation deposits, and bank accounts as of the Effective Date of this Agreement and such assets shall not be transferred hereby to Buyer. Assets not referenced or identified on Exhibits A or B shall not be transferred to Buyer.

                  (c) Seller agrees to sell or convey to Buyer and Buyer hereby agrees to purchase and assume the obligations of the Seller under the equipment leases, third party contracts and/or other liabilities listed in Exhibit C of this Agreement. Seller shall remain fully responsible and liable for all Seller's liabilities other than those liabilities specifically identified on Exhibit C which Buyer hereby agrees to assume. With respect to the liabilities identified in Exhibit C, Buyer is assuming only those liabilities arising after or relating to the period following the Effective Date. Seller shall remain responsible for all liabilities, including those listed in Exhibit C, to the extent performance is required before the Effective Date; provided that, Seller will assist Buyer with the performance required with respect to any transferred liabilities to the extent performance is required after the Effective Date but prior to the Closing. Buyer does not in any way or manner assume any debt, liability, or obligation of Seller, other than those set forth in Exhibit C, whether known or unknown, whether asserted or unasserted, whether absolute or contingent. Buyer hereby specifically assumes the obligations of the Seller for the real property lease, contingent upon the landlord's approval, arising after the Effective Date for the real property referenced in Exhibit A, to wit: the real property lease for the demised premises

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                  located  at 599  N.  Mathilda  Avenue,  Suite  210  Sunnyvale,
                  California, 94086.

                  (d) Seller shall pay all sales taxes due as a result of the Closing of this Agreement.

                  (e) Buyer shall also assume all liabilities described in Exhibit D which are related to Buyer being considered a successor employer for Seller's H-1B visa status employees.

                  2. In consideration for receiving said Assets and in consideration of the representations, warranties, and covenants of Seller set forth herein, Buyer agrees to pay Seller the following amounts on the conditions set forth herein:

                  (a) On the Closing Date, Buyer shall pay Seller Four Million Seven Hundred Sixty Thousand Dollars ($4,760,000.00) and shall pay to each Principal Sixty Thousand Dollars ($60,000) as set forth in Article 3(e) for an aggregate initial payment of Five Million Dollars (the "Initial Purchase Price"), by direct wire transfer to the accounts which have been designated by Seller and Principals on Schedule 1.

                  (b) (i) In addition to the Initial Purchase Price, Buyer shall pay Seller five (5) times the EBIT as of March 31, 1999 (as defined in Article 2 (c) herein) earned by the Business as operated by Buyer during the period commencing on April 1, 1998 and continuing through March 31, 1999 (the "First Earnout Period") which is greater than $792,002. Buyer shall pay Seller the Earnout for the First Earnout Period in two installments. Buyer shall pay Seller four (4) times the EBIT earned by the Business as operated by Buyer during the period commencing on April 1, 1998 and continuing through September 30, 1998 which is greater than $396,001 (the "Interim Payment"). Such payment shall be made no later than October 31, 1998. The balance, if any, of the payment for the First Earnout Period shall be paid within forty (45) days from the last day of said First Earnout Period. If the Interim Payment is greater than the payment for the entire First Earnout Period, then the excess shall be deducted from future Earnout Payments. Buyer shall pay Seller two and one-half (2 1/2) times the EBIT as of March 31, 2000 earned by the Business during the period commencing April 1, 1999 and continuing through March 31, 2000 (the "Second Earnout Period") which is greater than the EBIT earned by the Business during the First Earnout Period. Buyer shall pay Seller one and one-half (1/2) times the EBIT as of March 31, 2001 earned by the Business during the period commencing April 1, 2000 and continuing through March 31, 2001 (the "Third Earnout Period") which is greater than the EBIT earned by the Business during


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                  the  Second  Earnout  Period.  Buyer  shall pay Seller one (1)
                  times the EBIT as of March 31, 2002 earned by the Business during the period commencing April 1, 2001 and continuing through March 31, 2002 (the "Fourth Earnout Period") which is greater than the EBIT earned by the Business during the Third Earnout Period. Except for the Interim Payment, each such Earnout payment shall be paid within forty-five (45) days of the ending of the Earnout Period for which it is made and all Earnout Payments shall be made by direct wire transfer to an account or accounts which have been designated by Seller from time to time. Buyer's obligation to pay the Earnout Payments
                  described   herein  shall  be   independent   of   Principals'
                  employment with Buyer and shall survive Principals' separation from employment with Buyer for any reason or cause.

                           (ii) The total Earnout payments made pursuant to this Article 2(b) shall not exceed Nine Million Nine Hundred Thousand Dollars ($9,900,000).

                          (iii) Buyer's representatives will make the determination of the EBIT for each Earnout Period and deliver a copy of such determination, including the financial data which served as the basis for such determination, to the Seller. If Seller disagrees with Buyer's determination, Buyer and Seller shall negotiate in good faith to reach an agreement as to the EBIT. If no agreement can be reached within twenty
                  (20) days, then at Seller's expense, a third party independent auditor acceptable to both Buyer and Seller shall audit the books and records of the Business and make a determination as to the EBIT. In the event that the Buyer and Seller cannot agree upon the appointment of a third party independent auditor, then they shall jointly send a written request to the American Arbitration Association located in Santa Clara
                  County, California or to a nationally recognized trade association asking that such entity recommend a third party independent auditor located in Santa Clara County, California, and the auditor so recommended shall be deemed to be the third party independent auditor selected by Buyer and Seller. The third party independent auditor's determination of the EBIT shall be final. Notwithstanding the foregoing, the third party independent auditor shall have no power to alter or modify any express provision of this Agreement, nor shall he/she make any determination or calculation which, by its terms, effects any such alteration or modification. The Earnout Payments shall be made based on the third party's auditor's determination of EBIT. If the third party auditor's determination is materially different than Buyer's determination in Seller's favor, then Buyer shall reimburse Seller the cost of the third party auditor. As used herein "material" shall mean a $20,000.00 difference between Buyer's determination of the EBIT and the third party auditor's determination of the EBIT in Seller's favor.

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

                           (c) (i) "EBIT" as used in this Agreement  means gross
                  sales (total sales of goods and services) less adjustments and discounts; the cost of sales (temporary employee or contractor programs, direct costs, temporary or contractor payroll, temporary or contractor payroll taxes, i.e. FICA, unemployment, temporary or contractor worker's compensation); staff and consultant expenses (staff or consultant payroll, temporary staff or consultant payroll, commissions and bonuses, branch staff, temporary staff and consultant payroll taxes, i.e. FICA, unemployment insurance, branch staff worker's compensation, sales and travel, group insurance, background checks, and drug testing); operation expenses (telephone, office supplies, legal, professional, postage and delivery, training expenses, and other operating expenses); facilities expenses (rent, repair and maintenance, utilities); bad debt (to constitute a bad debt, the receivable must be actually written off); miscellaneous expenses (dues and subscriptions, adjustments/recoveries, and reimbursements); printing expenses; consultation expenses; taxes (exclusive of federal, state and local income tax) and insurance; plus other current income (bad debt recovery, finance charges collected and other income). Except for receivables due from a customer that is in bankruptcy, no receivable aged less than one hundred twenty (120) days shall be written off without the permission of Seller. After the Closing Date, all accounts receivable aged more than one hundred and twenty (120) days shall be considered bad debt, unless such account is subject to a payment plan which requires substantial and regular payments to be completed within one year. Upon breach of any such payment plan, the remaining receivable shall be considered a bad debt. All recoveries made on any receivables written off as a bad debt shall be added back to total sales. EBIT shall exclude all corporate or home office expenses or allocations, fees related to transfer of H-1B visas and any unusual, extraordinary or non-recurring expenses. EBIT shall exclude interest, depreciation and amortization expenses and shall exclude any additional purchase price paid in the form of the Earnout Payments. EBIT shall be based only on the operation of the Business and shall not include the profit or loss of any other operating unit of Buyer.

                  (ii) Seller acknowledges and agrees that EBIT will be based on Buyer's operation of the Business. Seller acknowledges and agrees that there shall be no limitation on Buyer's operation of the Business during the Earnout Period, except that Buyer shall operate the Business in a manner consistent with good business judgment, consistent with past practice and as a separate operating division for accounting purposes with separate profit and loss statements. Seller

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                  acknowledges  that Buyer's  workers'  compensation  insurance, unemployment insurance, bonding insurance and cost of employee benefits differ from Seller's and past performance will not necessarily be indicative of future profits.

         (d) The parties agree that the Initial Purchase Price of Five Million Dollars ($5,000,000.00) and the Earnout Payments shall be allocated as set forth in Exhibit E.
                                               ---------

                  All parties agree to file IRS Form 8594 reflecting the purchase price allocation contained in Exhibit E. ---------

        3.       As  further   consideration  for  Buyer  to  enter  into  this
                  Agreement and in consideration for Buyer making payments to Seller pursuant to Article 2 and in consideration of Principals benefiting from this Agreement, Principals agree to the following:

                  (a) For a period commencing on the Closing Date hereof and continuing until the end of the Fourth Earnout Period (the "Covenant Period"), Seller and each of the Principals for himself alone shall not, for any reason, within one hundred
                  (100) miles of Seller's Office as of the Closing Date; directly or indirectly, except as required to fulfill Seller's obligations until such time Seller obtains the consent to assignment of Seller's customer agreements, (i) engage in the Business, except that Seller shall be permitted to lease employees to the Seller's product division, which will be conducted through a wholly-owned subsidiary of Seller, until the H-1B visas of such employees have been transferred or, if applicable, such employees have obtained legal permanent resident status in the United States; (ii) enter the employ of, or render any services to or consult with, any person engaged in direct competition with the Buyer in the Business;
                  (iii) become associated with or interested in any such person engaged in a business which is substantially similar to the Business in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent or trustee; provided, however, each Principal may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange or over-the-counter if such Principal is not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own 5% or more of any class of securities of such person, (iv) solicit or otherwise deal with any client of the Buyer relating to the Business, any affiliate or any of their successors in interest in a manner designed to (or that could) take business away from the Buyer relating to the Business, or from any affiliate of Buyer or any of their successors in interest; (v) solicit or otherwise induce any employee of the Buyer, any affiliate

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                  or any of their  successors  in interest to terminate  his/her employment  with  the  Buyer,  any  affiliate  or any of their
                  successors  in  interest,   except  for  Mohan   Mulbagal  and
                  Srinivasan Raghavan after the first six (6) months following the Closing Date; or (vi) solicit any consultant under contract  with  the  Buyer,  any  affiliate  or any  of  their
                  successors  in  interest  or  encourage  such   consultant  to
                  terminate such relationship.

                  (b) For the Covenant Period, each Principal for herself or himself alone agrees not to disclose to any unauthorized person any confidential information he or she may obtain or has obtained regarding Seller's Business the assets of which are being sold to Buyer hereunder or, Buyer's, any
                  affiliates,   or  their   successors'   services,   products,
                  customers, employees or methods of doing business, nor use such information in violation of Article 3 (a) during said period.

                  (c) Each Principal for himself alone acknowledges that she or he will be able to earn a livelihood without violating the foregoing restrictions. Each Principal for herself or himself alone further acknowledges: (1) that the consideration set forth in Exhibit E for the covenant is adequate, (2) that compliance with the restrictive covenant contained in this
                  Article 3 is necessary to protect the business and goodwill of the Buyer, any affiliates or its successors in interest, and
                  (3) that a breach will result in irreparable and continuing damage to the Buyer or its successors in interest, for which money damages may not provide adequate relief. Consequently, each Principal for herself and himself alone agrees that, in the event that she or he breaches the restrictive covenant of this Article 3, the Buyer or its successors in interest shall be entitled to seek: (1) a preliminary or permanent injunction to prevent the continuation of harm, and (2) money damages insofar as they can be determined. Nothing in this Agreement shall be construed to prohibit the Buyer or its successors in interest from also pursuing any other remedy, the parties having agreed that all remedies are cumulative.

                  (d) The parties have attempted to limit each Principals right to compete only to the extent necessary to protect the Buyer or its successors in interest from unfair competition. The parties recognize that reasonable people may differ in making a determination. Consequently, the parties agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court, arbitrator or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

                  (e) The parties agree that of the Four Hundred Eighty Thousand Dollars ($480,000) consideration allocated to the

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                  non-competition  agreement, Two Hundred Forty Thousand Dollars
                  ($240,000) shall be allocated to the Seller and Two Hundred Forty Thousand Dollars ($240,000) shall be allocated to the Principals, which amount shall be divided equally among the
                  four   Principals.   Buyer   further   agrees   to  pay   such
                  consideration directly to the Principals, in an amount equal to Sixty Thousand Dollars to each Principal at the Closing.

                  4.       [Intentionally deleted.]

                  5.       (a)      At the Closing,  Seller and Principals shall
                           deliver to Buyer the following, unless waived in writing by Buyer:

                           (i) A Bill of Sale for all items of personal and tangible property to be transferred hereby;

                           (ii) An assignment of Sellers right to and interest in all trademarks and trade names listed on Exhibit A and B;

                           (iii)    All Assets listed on  Exhibits A and  B; and

                           (iv)     Lien releases for any encumbered Asset.


                           (b) At Closing, Buyer or SOS shall deliver to Seller or Principals the following:

                           (i) All funds or monies described in Article 2(a) herein;

                           (ii) Certificate that all necessary consents have been obtained; and

                           (iii)    Executed  Employment   Agreements  or  Offer
                           Letters attached hereto as Exhibits F-1 through F-4, as applicable, between Buyer and Principals.

         6.       [Intentionally deleted.]

         7.

                  In the event the transaction contemplated by this Agreement does not close, Buyer will maintain as confidential all proprietary information and shall not use for any reason any proprietary information which it or any of its representatives may obtain from Seller, any of its employees or the Principals. This restriction shall not apply, however, (i) as may otherwise be


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
required by law (if such disclosure is required by legal process, Buyer shall notify Seller, prior to any response to such legal process. Thereafter, Seller, at its sole cost and expense, may oppose such disclosure), (ii) to the extent such information (A) shall be or have become publicly available, (B) was legally available to Buyer on a non-confidential basis prior to its disclosure by Seller or (C) becomes available to Buyer on a non-confidential basis from a person other than Seller or (iii) with respect to disclosure by Buyer to parties to whom disclosure may be required or desirable in connection with the transactions contemplated by this Agreement, provided such parties agree to be bound by the provisions of this Article 7. This confidentiality Agreement will also apply to any proprietary information not purchased by Buyer regardless of whether the transaction closes.


         8.      Seller   represents   and  warrants  to  the  Buyer  that  the
statements made herein below are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. As used in this Article 8, "material"shall mean any discrepancy in the financial statements or representations that in the aggregate have an impact of more than One Hundred Thousand Dollars ($100,000).

                  (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of California. Seller has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the Business in which it is engaged and to own and use the properties owned and used by it. Seller is not in default under or in violation of any provision of its charter, articles of incorporation, or bylaws.

                  (b) Seller has good and marketable title to all the Assets listed in Article 1 and Exhibits A and B. All Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, or claims, except for the trademark and tradename "Aquas" which is currently subject to an infringement claim filed in the State of Maryland. Seller has agreed in principal with the claimant to a settlement which would permit the Seller to continue to use the trademark for a limited time.

                  (c) To the Sellers Knowledge (as defined in Article 8(q) below), neither the execution nor the delivery of this Agreement will (i) violate any statute, regulation, judgment, order, or other restriction of any governmental agency or court; or (ii) conflict with, result in a breach or default under any Agreement, contract, license, or other arrangement to which Seller is a party.

                  (d) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

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

                  (e) Seller has filed all income tax returns that it was required to file, has paid in full all taxes associated with such tax returns and is not deficient on any tax payments or liabilities.

                  (f) Seller has maintained workers compensation insurance on each of its employees at all times since February 22, 1996. Seller has paid all workers' compensation insurance premiums and is not deficient on any such premium payment.

                  (g) To the Seller's Knowledge, Seller has complied with all environmental, health, and safety laws which are applicable to it in all material respects and does not have any material liability relating to any environmental, health, or safety law.

                  (h) To the Seller's Knowledge, Seller has complied with all federal, state and local equal employment opportunity and anti-discrimination laws in all material respects and does not have any material liability relating to any federal, state or local equal employment opportunity or anti-discrimination law.

                  (i) To the Seller's Knowledge, Seller has complied with Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in all material respects and does not have any material liability relating to ERISA.

                  (j) To the Seller's Knowledge, Seller has complied with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") in all material respects and does not have any material liability relating to COBRA.

                  (k) Seller has paid or provided for the payment of all payroll taxes and other withholdings mandated by federal, state and local laws, including, but not limited to, workers compensation, unemployment insurance, FICA, Medicaid and employee income tax withholdings.

         (l) To the Seller's Knowledge, Seller has complied with the federal Occupation Safety and Health Act, National Labor Relations Act, and the Fair Labor Standards Act, and any equivalent state or local laws in all material respects and does not have any material liability relating to any such law.

         (m) To the Sellers Knowledge, Seller has complied with all laws, regulations, rules and requirements issued by any and all governmental entity related to the eligibility of its employees to work in the United States of America. To the Seller's Knowledge, all H-1B and other visas sponsored by Seller and used by its employees are validly issued and were obtained in accordance with all related laws, regulations, rules and requirements and that all applications sponsored by or made by Seller were truthful in all respects.

         (n) To the Seller's Knowledge, Buyer may apply for H-1B visas for all employees sponsored by Seller whom Buyer will employ as a result of this Agreement, in accordance with all Department of
                  Justices   Immigration   and   Naturalization   Service   and
                  Department of Labor rules, regulations and requirements and all applicable law.

         (o) All financial statements and information provided by Seller to Buyer are true, correct and complete in all material respects.

         (p)      Seller  warrants  that it has used the  services of Dellhi and
                  Dublin Ventures LLC as a broker in connection with the transaction contemplated by this Agreement and has not used the services of any other broker or agency in connection with the transaction contemplated by this Agreement. Seller warrants that it shall pay all costs and fees due Dellhi and Dublin Ventures LLC in connection with the transaction contemplated by this Agreement and is not obligated to pay any other broker, agency or finders fee in connection with the transaction contemplated by this Agreement

                  (q) As used herein, Principal or an individual shall be deemed to have "Knowledge" of a particular fact or other matter if: (i) Principal or an individual is actually aware of such fact or other matter; or (ii) a reasonably prudent individual with similar experience and background could be expected to discover or otherwise become aware of such fact or other matter. Seller will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of Seller (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         9. Buyer and SOS represent and warrant to Seller and Principals that the statements made below are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

         (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of New Mexico. Buyer has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. Buyer is not in default under or in violation of any provision of its charter, articles of incorporation, or bylaws.

         (b) Buyer is sufficiently capitalized to undertake and perform the obligations and covenants under this Agreement.

         (c) The Buyer's board of directors has approved the terms of this Agreement and the officers of Buyer have been duly authorized to enter into and execute this Agreement.

         (d) The Buyer has obtained all necessary consents to enter into this Agreement.

         (e)      Neither the execution nor the delivery of this  Agreement will
                  (i) violate any statute, regulation, judgment, order, or other restriction of any governmental agency or court; or (ii) conflict with, result in a breach or default under any Agreement, contract, license, or other arrangement to which Buyer is a party.

         (f) Buyer warrants that it has not used the services of any broker or agency in connection with the transaction contemplated by this Agreement. Buyer warrants that it is not obligated to pay any broker, agency or finder's fee in connection with the transaction contemplated by this Agreement.

         10. SOS and Buyer represent and warrant to Seller and Principals that the statements made below are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

         (a) SOS is a corporation duly organized, validly existing, and in good standing under the laws of the state of Utah. SOS has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. SOS is not in default under or in violation of any provision of its charter, articles of incorporation, or bylaws.

         (b) SOS's board of directors have approved the terms of this Agreement and the officers of SOS have been duly authorized to enter into and execute this Agreement.

         (c) SOS has obtained all necessary consents to enter into this Agreement.

         (d)      Neither the execution nor the delivery of this  Agreement will
                  (i) violate any statute, regulation, judgment, order, or other restriction of any governmental agency or court; or (ii) conflict with, result in a breach or default under any Agreement, contract, license, or other arrangement to which SOS is a party.

         (e) The financial statements of SOS and Buyer provided to Seller and Principals are true, correct and complete in all material respects and have been prepared in accordance with generally accepted accounting principals.

         (f) SOS warrants that it has not used the services of any broker or agency in connection with the transaction contemplated by this Agreement. SOS warrants that it is not obligated to pay any broker, agency or finder's fee in connection with the transaction contemplated by this Agreement.

         (g) SOS is sufficiently capitalized to undertake and perform its obligations and covenants under this Agreement, including the obligation to guarantee the performance of Buyer hereunder.

         11. (a) Seller and Principals agree severally to indemnify Buyer and SOS, and hold Buyer and SOS harmless from any material loss, damage, expense, liability, or claim (whether asserted or unasserted, whether absolute or contingent), including without limitation, attorney's fees and expenses of litigation (collectively, a "Loss"), to which Buyer or SOS may become subject arising out of: (a) any material misstatement of the Seller or Principals as warranted in Article 8; or (b) any material failure of Seller or Principals to perform any of their covenants, Agreements or undertakings contained in this Agreement or in any other Agreement executed in connection with the transactions contemplated herein, except for Principals' employment agreements and their performance thereunder and nothing herein shall be construed as creating any indemnification in Buyer's favor based on Principals' employment agreements and their performance, or non-performance, thereunder.

                  Seller and Principals further agree to indemnify Buyer and hold Buyer harmless from any material loss, damage, expense, liability, or claim (whether known or unknown, whether asserted or unasserted, whether absolute or contingent), including without limitation, reasonable attorney's fees and expenses of litigation, for any claim relating to Seller or the Business arising prior to Effective Date or relating to performance under agreements prior to Effective Date.

                  As used in this Article 11, "material" shall mean losses, damages, expenses, liabilities or claims, including without limitation, attorney's fees and expenses of litigation which are One Hundred Thousand Dollars ($100,000) in the aggregate.

                  (b) Notwithstanding the foregoing, the indemnification obligations under this Article 11 shall terminate at the date that is the later of one (1) year from the Effective Date or, with respect to a Loss in connection with Article 8(e) only, the date immediately following the expiration of the longest applicable federal or state statute of limitations relating to tax liability.

                  (c)  The  aggregate  amount  of  liability  pursuant  to  this
Article 11 shall not exceed the Two Million Five Hundred Thousand Dollars ($2,500,000); provided that, there shall be no liability for indemnification under this Article 11 unless, and solely to the extent that, the aggregate amount of any Losses exceeds One Hundred Thousand Dollars ($100,000); and provided further that, each Principal shall be responsible for any Loss up to twenty-five percent (25%) of such Loss and each Principal shall be responsible, in the aggregate, up to twenty-five percent (25%) of Two Million Five Hundred Thousand Dollars ($2,500,000).

                  (d) Buyer and SOS shall be required promptly to provide written notice of any claim or demand made pursuant to which the indemnification provisions of this Article 11 may apply ("Claim Notice") to Seller. Seller shall have fifteen (15) days from the date of receipt of the Claim Notice to notify Buyer and/or SOS whether (i) Seller disputes such liability to Buyer and/or SOS, and if so, the basis for such dispute, and (ii) if Seller does not dispute the liability, whether or not Seller desires, at the sole cost and expense of Seller to defend against any claim or demand.

                  (e) Any claim or demand shall be paid by the Seller first through the reduction of payments due to Seller under the Earnout provisions set forth in Article 2.

         12. Buyer and SOS agree to indemnify Seller and Principals and hold Seller and Principals harmless from any material loss, damage, expense, liability, or claim, including without limitation, attorney's fees and expenses of litigation, to which Seller or Principals may become subject arising out of or relating to: (a) any material failure of Buyer to perform any of its covenants, Agreements or undertaking contained in this Agreement or in any other Agreement executed in connection with the transactions contemplated herein; (b) any material misstatement of Buyer as warranted in Article 9 or 10; or (c) the Business from and after the Effective Date.

                  Buyer and SOS agree to indemnify Seller and Principals and hold Seller and Principals harmless from any material loss, damage, expense, liability, or claim (whether known or unknown, whether asserted or un-asserted, whether absolute or contingent), including without limitation, reasonable attorney's fees and expenses of litigation, for any claim arising or occurring after the Closing Date by reason of Buyer's failure to perform any assumed liability or for which Seller or Principals are otherwise held liable which arise from or relate to the Business after the Closing Date.

                  As used in this Article 12, "material" shall mean losses, damages, expenses, liabilities or claims, including without limitation, attorney's fees and expenses of litigation which are twenty-five thousand dollars ($25,000.00) in the aggregate.

         13. Seller agrees from the time of the execution of this Agreement through the Closing Date, that Seller will conduct its Business only in the ordinary course consistent with past practices and will not enter into any agreement which would materially adversely affect the business or the assets to be purchased which would binding upon Buyer after the closing, without Buyer's consent.

         14. Buyer agrees to employ the Principals for a period of four (4) years following the Effective Date pursuant to the terms and conditions of separate employment agreements. The form of the employment agreements is attached hereto as Exhibits F-1 through F-4. Buyer's obligation to employ the Principals and to close this Agreement is contingent upon the results of a background check, which shall be performed on each Principal. The background check shall be performed by a third party and shall consist of a search of court records for criminal convictions in each state in which the respective Principal has lived during the past seven (7) years. In compliance with the Fair Credit Reporting Act, Buyer shall provide a copy of any undesirable or negative report. If a background check reveals any information that Buyer deems undesirable, then Buyer shall not be obligated to employ any Principal.

         15. Buyer agrees that it shall offer employment to the Key Employees pursuant to employment agreements and to each other of Seller's current employees related to the Business. Alternatively, Buyer shall assume and accept the assignment of each such employee's employment contract with Seller. For each of Seller's former employees hired by Buyer, Buyer shall recognize time of service with Seller as time of service with Buyer for purposes of non-health, life or disability benefits, such as, 401(k) eligibility and matching contribution vesting, C-125, etc. Seller acknowledges that Buyer maintains a drug-free workplace policy and that all of Seller's former employees hired by Buyer will be subject to such policy. Such staff employees shall be exempt from the pre-employment drug screen, but shall be subject to all other provisions of the policy applicable in California. After the Closing, each of Seller's employees hired by Buyer will be subject to post-incident screening. Buyer may modify its policy at any time to reflect changes in statutory or case law or for any other reason consistent with good business judgment.

                  Seller and Principals shall make reasonable assurances and efforts to encourage Seller's existing employees to accept employment with Buyer. Buyer and Seller acknowledge and agree that due to the requirements of the INS relating to transfer of H-1B visas and the legal permanent residency process, Seller will lease to Buyer any employees who are subject to H-1B visas and the legal permanent residency process until such time as the INS approves and processes the transfer of H-1B visas or finally approves the legal permanent residency of such employees. Such employees will be leased to Buyer at the cost of the salary of such employee plus any allocation of actual overhead and benefit costs of Seller relating to such leased employees.

                  Buyer and Seller further agree to cooperate in every way in order to expedite the transfer of Seller's employees subject to H-1B visas to Buyer. Buyer agrees to begin the transfer process immediately following the Closing Date.

         16. Seller shall pay all staff, consultant, contractor and temporary employee benefits, costs and expenses earned prior to the Effective Date of this Agreement. Seller agrees to pay before the Effective Date or to accrue and maintain adequate reserves for any staff and temporary employee benefits earned prior to the Effective Date of this Agreement, but to be paid after the Effective Date. For those employee benefits, costs or expenses which a specific date cannot be determined, Buyer and Seller shall share the payment of the benefit, cost or expense on a pro-rated basis.

                  Buyer agrees, with the cooperation and assistance of Seller, to reimburse Seller for any expenditures made by Seller following the Effective Date, which expenditures relate to the obligations assumed by Buyer for the period following the Effective Date. Such reimbursement shall be made within two
(2) weeks of the Closing Date.

         17. Buyer agrees to assist Seller to collect accounts receivable. Such assistance shall include, but not be limited to, turning over payments due Seller which are received by Buyer within five (5) days of receipt of such payment. Buyer shall use all reasonable efforts to collect accounts receivable, and in the event Buyer fails to collect such accounts receivable within 120 days Buyer shall permit Seller to use Buyer's name and supplies to collect such accounts receivable. If Buyer receives payment for both its services as well as Seller's, Buyer will deposit said funds in its accounts and pay the amount due Seller to Seller within five (5) days of receipt of such payment. Payments shall be applied to the oldest outstanding invoice first.

                  Seller agrees if it receives any payment for any account receivable due Buyer that it will turn over such payment to Buyer within five
(5) days of the Closing Date or receipt of such payment. If Seller receives payment for both its services as well as Buyer's, Seller will deposit said funds in its accounts and pay the amount due Buyer to Buyer within five (5) days of receipt of such payment. Payments shall be applied to the oldest outstanding invoice first.

         18. Buyer agrees, for the three (3) months following the Closing Date, (i) to provide to and forward to Seller any phone calls, facsimiles, mail and/or Internet inquiries received by Buyer relating to Seller's product division; (ii) to permit Seller and Seller's product division to continue to occupy and use office space currently occupied and used by Seller's product division; and (iii) Buyer hereby grants to Seller a non-exclusive, fully-paid, worldwide, non-assignable right and license to use the "Aquas" trademark and trade name "Aquas" in connection with Seller's product division.

         19.

                  Buyer, Seller, and Principals agree to take such further action as is necessary to carry out the purpose of this Agreement, including the execution and delivery of such further instruments and documents as any party reasonably may request, including Seller's using its best efforts to obtain the consents to assignment of all material leases, material contracts, material service agreements with customers of the Business, if any, to the extent such contracts require consent for assignment to Buyer.

         20. This Agreement and all documents executed and delivered hereunder shall be deemed to be contracts under the laws of the State of California without regard to conflicts of law principals, and for all purposes shall be construed and governed in accordance with such laws. Any suit or other action to enforce any provision of this Agreement or to obtain any remedy with respect hereto shall be brought in any federal or state court with competent jurisdiction sitting in Santa Clara County, California.

         21. In the event of the commencement of any litigation or arbitration to enforce any provision of this Agreement or that is related to this Agreement, the prevailing party shall be entitled to its costs for such action, including reasonable attorney's fees, expert witness fees and other reasonable costs incurred related to such action.

         22. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission upon confirmation of transmission or, if mailed, five days after the date of deposit in the United States mail, as follows:

                           (i)      if to Buyer, to:

                                    Wolfe & Associates, Inc.
                                    5325 Wyoming Boulevard, N.E., Suite 200,
                                    Albuquerque, NM 87109
                                    Fax No. (505) 821-1741

                           (ii)     if to SOS, to:

                                    SOS Staffing Services, Inc.
                                    1415 South Main Street
                                    Salt Lake City, Utah  84115
                                    Attn:  Legal Department
                                    Fax No. (801) 483-4253

                           (iii)    if to Seller to:

                                    Aquas, Inc.
                                    599 N. Mathilda Avenue, Ste. 210
                                    Sunnyvale, California 94086

                           (iv)     if to Poddar to:

                                    Sunil Poddar
                                    1251 Vicente Dr. #100
                                    Sunnyvale, California 94086
                                    Fax No. --------

                           (v)      if to Parmar to:

                                    Jitendra Parmar
                                    507 South Bernardo Ave., #I
                                    Sunnyvale, California 94086
                                    Fax No. --------

                           (vi)     if to Komawar to:

                                    Nitin Komawar
                                    905 West Middlefield Rd., #988
                                    Mountain View, California 94043
                                    Fax No.

                           (vii)    if to Chintawar to:

                                    Sandip Chintawar
                                    905 West Middlefield Rd., #988
                                    Mountain View, California 94043
                                    Fax No. --------

                           (viii)   if to Seller or any Principal, Copy to:

                                    Graham & James LLP
                                    600 Hansen Way
                                    Palo Alto, California 94304-1043
                                    Attn:   Ralph M. Pais

                  Any party may change its address for notice hereunder by written notice to the parties hereto.

         23. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity and enforceability of the remaining terms and provisions of this Agreement.

         24. Each party shall bear its own costs and expenses incurred in connection with this Agreement, including any fee to be paid to a broker.

         25. Each party acknowledges that it has sought the advice (or has had the opportunity to do so) of competent legal counsel and tax advisors with respect to the subject matter of this Agreement and the legal and tax consequences of entering this Agreement.

         26. This Agreement, together with the exhibits incorporated herein, constitutes the entire agreement of the parties with respect to the subject matter herein. This Agreement may only be modified by written instrument executed by the parties hereto.

         27. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument. As used herein, "counterparts" shall include full copies of this Agreement signed and delivered by facsimile transmission, as well as photocopies of such facsimile transmission.

         28. Time is of the essence of this Agreement and all its provisions.

         29. Without the prior written consent of the other parties hereto, no party to this Agreement shall make any public announcement of the transactions contemplated by this Agreement until one week following the Closing Date, except that Seller may announce the transactions contemplated hereby to its employees and contractors immediately following the Closing Date.

         30. SOS hereby guarantees the performance of Buyer of each provision of this Agreement. If Buyer fails to perform or satisfy any covenant, promise, term or condition of this Agreement, including Principal's employment agreement described in Article 14, within ten (10) days of written notice from Seller or Principal to SOS, SOS shall perform or cause Buyer to perform or satisfy such covenant, promise, term or condition.



                      [THIS SPACE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

DATED this 14th day of May, 1998.       DATED this 14th day of May, 1998.

Buyer                                   SOS

Wolfe & Associates, Inc., by:           SOS Staffing Services, Inc. by:



\s\ Curtis L. Wolfe                     \s\ Peter R. Sollenne
-------------------                     ---------------------
Name: Curtis L. Wolfe                   Name:  Peter R. Sollenne
Title:President                         Title:President and COO

DATED this 7th day of July, 1998.       DATED this 14th day of May, 1998.

Seller                                  Seller

Aquas, Inc.                             Aquas, Inc.



\s\ Sandip Chintawar                    \s\ Nitin Komawar
--------------------                    -----------------
Sandip Chintawar, in his capacity as    Nitin Komawar, in his capacity as
President of Seller and as an           Chief Executive Officer of Seller and as
individual Principal                    an individual Principal

DATED this 14th day of May, 1998.       DATED this 14th day of May, 1998.

Seller                                  Seller

Aquas, Inc.                             Aquas, Inc.



\s\ Sunil Poddar                        \s\ Jitendra Parmar
----------------                        -------------------
Sunil Poddar, as an                     Jitendra Parmar, as an
individual Principal                    individual Principal

                                    EXHIBIT A

    Exhibit A consists of assets to be purchased assumed by Buyer from Seller

                                    EXHIBIT B

     Exhibit B consists of the asset inventory and a description of and all leasehold, rent, security and utility deposits to be provided by Seller

                                    EXHIBIT C

    Exhibit C consists of leases, third party contracts and other liabilities provided by Seller

                                    EXHIBIT D

                          Liabilities Related to H 1-B

Return airfare to home country for all employees and prospective employees for whom H-1B visa applications have been submitted if employee is terminated and wants to return to employees home country, as required by the Immigration and Naturalization Service.

                              EXHIBIT E

                    Allocation of purchase price

   Property, Facilities, Equipment and Leasehold Improvements    $     20,000

   Non-competition agreement by Seller                                240,000

   Non-competition agreement by Principals                            240,000

   Goodwill, including the business model                           4,500,000
                                                                    ---------

   Total                                                         $  5,000,000



     All Earnout payments shall be allocated to Goodwill, including the business model.